                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Pope & Talbot, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               POPE & TALBOT, INC.
                             1500 S.W. FIRST AVENUE
                             PORTLAND, OREGON 97201

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 27, 2000

         The Annual Meeting of Shareholders of Pope & Talbot, Inc. (the "Company"), a Delaware corporation, will be held at the RiverPlace Hotel, 1510 Southwest Harbor Way, Portland, Oregon on Thursday, April 27, 2000, at 1:30 p.m., for the following purposes:

     1. To elect three persons to the Board of Directors of the Company to serve for a term of three years;

     2.   To ratify the selection of independent public accountants for 2000;
          and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on March 10, 2000 are entitled to receive notice of and to vote at the Annual Meeting.

         It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you attend the Annual Meeting.

                                        By order of the Board of Directors
                                        Maria M. Pope
                                        Vice President, Chief Financial Officer
                                        & Secretary

Portland, Oregon
March 24, 2000

                                 PROXY STATEMENT

                                     GENERAL

         The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held on April 27, 2000 and at any adjournment thereof. You may revoke it at any time before its use by a written communication to Maria M. Pope, Vice President, Chief Financial Officer and Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already submitted a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

         Only shareholders of record at the close of business on March 10, 2000 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 14,553,448 shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 1999 Annual Report, to its shareholders on March 24, 2000.

         Shares of common stock represented by proxies in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting in accordance with the shareholders' instructions contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors, as described herein, for ratification of Arthur Andersen LLP as the Company's independent public accountants for 2000 and at the discretion of the proxy holders on such other matters as may come before the Annual Meeting.

         A majority of the shares of the Company's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker nonvotes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes, whereas broker nonvotes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Board of Directors presently consists of nine directors divided into three classes serving staggered three-year terms. Three directors are to be elected at the Annual Meeting, each to hold office until the 2003 Annual Meeting of Shareholders and until a successor has been elected and qualified. All nominees are presently directors. Six directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to use the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but if any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the nominees as directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

         The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING IN 2003

         GORDON P. ANDREWS, age 43, has been a director of the Company since 1994. Mr. Andrews is also a member of the Board's Audit Committee and the Board's Human Resources and Nominating Committee. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

         PETER T. POPE, age 65, has been a director of the Company since 1962. From 1971 until his retirement on July 31, 1999, Mr. Pope was Chief Executive Officer of the Company. He continues to serve as Chairman of the Board, a position he has held since 1971. From 1990 to September 1995, he was also President of the Company. Mr. Pope is also a director of the Newhall Land and Farming Company and Pope MGP, Inc. and Pope EGP, Inc., General Partners of Pope Resources. Mr. Pope is the father of Maria M. Pope, Vice President and Chief Financial Officer of the Company.

         BROOKS WALKER, JR., age 71, has been a director of the Company since 1981. Mr. Walker is also the Chairman of the Board's Audit Committee and a member of the Human Resources and Nominating Committee. Since 1988, Mr. Walker has been General Partner of Walker Investors, a venture capital investment partnership. Mr. Walker is also a director of The Gap, Inc.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING IN 2001

         HAMILTON W. BUDGE, age 71, has been a director of the Company since 1967. Mr. Budge is also the Chairman of the Board's Human Resources and Nominating Committee. Before his retirement in 1990, Mr. Budge was a partner in the law firm of Brobeck, Phleger and Harrison LLP and has been of counsel to that firm since his retirement.

         CHARLES CROCKER, age 61, has been a director of the Company since 1986. Mr. Crocker is also a member of the Board's Audit Committee. Since September 1997, Mr. Crocker has served as Chairman of the Board, President and Chief Executive Officer of BEI Technologies, Inc., a diversified electronics company specializing in electronic sensors and motion control products, and as Chairman of the Board of BEI Medical Systems Company, a medical device company specializing in diagnostic and therapeutic products for the women's health care market. From 1974 until September 1997, Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc., a diversified technology firm. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr. Crocker is also a director of Fiduciary Trust Company International and Keravision, Inc.

         MICHAEL FLANNERY, age 56, has been a director of the Company since September 1995, when he was also elected President of the Company. In August 1999, he became President and Chief Executive Officer of the Company. From August 1987 to September 1995, he was Group Vice President of Wood Products for the Company.

                              TERM EXPIRING IN 2002

         LIONEL G. DODD, age 60, was elected as a director of the Company in October 1999. Mr. Dodd is also a member of the Board's Audit Committee. Mr. Dodd is an independent consultant. Mr. Dodd was the President and Chief Executive Officer of Versacold Corporation, a temperature sensitive food logistics company based in Vancouver, British Columbia from May 1996 until January 2000. He was previously the Chief Operating Officer of Olympia and York Enterprises, based in Toronto from June 1988 to April 1993. Mr. Dodd was a director of Harmac Pacific, Inc. until the Company completed the acquisition of Harmac in November 1999.

         KENNETH G. HANNA, age 63, has been a director of the Company since 1998. Mr. Hanna is also a member of the Board's Human Resources and Nominating Committee. From September 1996 until his retirement in September 1999, Mr. Hanna was the President and Chief Executive Officer of Aber Resources Ltd., a Canadian diamond development company. He was previously a partner with Hanna Heppel Bell & Visosky, corporate finance lawyers, from 1992 to 1997. Mr. Hanna is also a director of Aber Resources Ltd. and the Canadian Venture Exchange Inc.

         ROBERT STEVENS MILLER, JR., age 58, has been a director of the Company since 1993. Mr. Miller is also a member of the Board's Audit and Human Resources and Nominating Committees. Mr. Miller is a strategic advisor to the Chairman of Aetna, Inc. From November 1999 to February 2000, he was President and a director of Reliance Group Holdings, an insurance holding company. During 1997 and 1998, he was the Chairman of the Board of Waste Management, Inc., an international provider of waste management services. Since September 1996, Mr. Miller has been the Vice-Chairman of the Board of Morrison Knudsen Corporation, an engineering and construction company, and from April 1995 to September 1996 he was the Chairman of the Board of Morrison Knudsen Corporation. During 1992, he was a senior partner with the investment-banking firm of James D. Wolfensohn, Inc. Before that time, he was with Chrysler Corporation, an automobile manufacturer, as the Vice Chairman of the Board from 1990 to 1992 and as the Chief Financial Officer from 1981 to 1990. Mr. Miller is also a director of Federal-Mogul
Corporation, Morrison Knudsen Corporation, Symantec, Inc. and Waste
Management, Inc.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information, as of January 31, 2000, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group. Except as otherwise noted, the directors and named executive officers and all directors and officers as a group have sole voting and investment power with respect to the shares listed.


                                             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                     -----------------------------------------------------------
                                                      OPTIONS EXCERCISABLE                         PERCENT OF
     NAME OF INDIVIDUAL             CURRENTLY          WITHIN 60 DAYS OF                          OUTSTANDING
    OR IDENTITY OF GROUP              OWNED             JANUARY 31, 2000          TOTAL           COMMON STOCK
--------------------------------  ----------------  --------------------------  ------------   --------------------
Gordon P. Andrews                     217,384(1)               13,430              230,814            1.6%
Hamilton W. Budge                      20,000(2)               13,430               33,430            (6)
Charles Crocker                         1,000                   9,215               10,215            (6)
Lionel G. Dodd                          1,000                   3,285                4,285            (6)
Michael Flannery                       32,875(2)               97,819              130,694            (6)
Abram Friesen                           1,700                  31,936               33,636            (6)
Kenneth G. Hanna                       10,000(3)               11,430               21,430            (6)
Ralph Leverton                           -                      2,000                2,000            (6)
Robert Stevens Miller, Jr.              1,000(2)               13,430               14,430            (6)
Maria M. Pope                          65,616(4)                5,670               71,286            (6)
Peter T. Pope                         376,864(5)              250,663              627,527            4.3%
Brooks Walker, Jr.                      1,600                  13,430               15,030            (6)

All directors and executive
officers as a group (12
persons)                              729,039                 465,738            1,194,777            8.2%


     (1) Includes 37,908 shares for which Mr. Andrews is co-trustee for his children and 16,320 shares for which his wife is trustee for his children. Mr. Andrews is Emily T. Andrews' son. See Beneficial Ownership of Over 5% of Pope & Talbot common stock below.

     (2)  Investment and voting power shared with his wife.

     (3) Shares are held by an entity of which Mr. Hanna is the sole shareholder.

     (4) Includes shares held jointly with Ms. Pope's husband. Also includes 6,081 shares held in trust for the benefit of her children of which she is trustee.

     (5) Includes 80,000 shares for which Mr. Pope shares investment and voting power with Emily T. Andrews and for which he disclaims beneficial ownership. Refer to Emily T. Andrews in the table disclosing Beneficial Ownership of Over 5% of Pope & Talbot Common Stock. Also includes 26,945 shares owned by his wife as to which he disclaims beneficial ownership.

     (6)  Less than 1% of the outstanding common stock.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors has as its two standing committees the Audit Committee and the Human Resources and Nominating Committee. These committees are composed entirely of non-employee directors.

         The Audit Committee is currently composed of Brooks Walker, Jr., Chairman, Gordon P. Andrews, Charles Crocker, Robert Stevens Miller, Jr. and Lionel Dodd. The Audit Committee monitors, on a periodic basis, the performance of the independent public accountants and recommends their engagement or dismissal to the Board of Directors. It also reviews with the independent public accountants the scope and results of their audits and their independence with respect thereto and the adequacy of the Company's accounting and financial controls.

         The Human Resources and Nominating Committee is currently composed of Hamilton W. Budge, Chairman, Gordon P. Andrews, Kenneth G. Hanna, Robert Stevens Miller, Jr. and Brooks Walker, Jr. The Human Resources and Nominating Committee generally performs the functions of a compensation committee and recommends salary, incentive compensation and bonus arrangements for the Company's senior management to be implemented by the Board of Directors. The Human Resources and Nominating Committee has sole authority to administer the Company's stock option and stock bonus plans and make grants or awards thereunder. It also has the responsibility to make recommendations to the Board of Directors on the Board's compensation and on nomination of Board members. The Human Resources and Nominating Committee will also consider director nominees suggested by shareholders in writing to the Corporate Secretary.

         The Board of Directors held seven meetings during 1999. The Audit Committee held three meetings, and the Human Resources and Nominating Committee held four meetings. Each current director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board during the period in which he was a director, and (ii) the number of meetings held by all the committees of the Board on which he served.

DIRECTOR REMUNERATION

         Each director of the Company, except Messrs. Flannery and Pope, is paid an annual retainer fee of $18,000 per year. Mr. Pope is paid an annual retainer of $42,000 as Chairman of the Board. In addition, each director, except Mr. Flannery, is paid $1,000 for every Board meeting attended plus $1,000 for each meeting of a standing committee of the Board attended. Directors who are also chairmen of each standing committee are paid an additional $500 for each committee meeting.

         In 1999, the shareholders approved the Special Non-Employee Director Stock Retainer Fee Plan under which non-employee Board members may apply all or a portion of their annual retainer on a quarterly basis to the acquisition of options to purchase shares of the Company's common stock. The number of shares covered by such options is determined by dividing the amount of retainer fees to be applied by the Black-Scholes formula value for the option. Such options have an exercise price equal to the fair market value of the common stock on the grant date. Each option has a term of 10 years and is exercisable immediately upon grant. Messrs. Andrews, Budge, Hanna, Miller and Walker elected to apply all of their 1999 retainer fees to the of options, and each therefore received four stock option grants for an aggregate of 7,618 shares with an average exercise price of $8.97 per share. Mr. Crocker elected to apply half of his 1999 retainer fees to the acquisition of options, and he therefore received four stock option grants for an aggregate of 3,809 shares with an average exercise price of $8.97 per share. Mr. Pope elected to apply all of his 1999 Chairman of the Board fees to the acquisition of options, and he therefore received one stock option grant for 4,605 shares with an exercise price of $12.375 per share.

         Under the automatic option grant program in effect under the Company's 1996 Non-employee Director Stock Option Plan (the "Director Plan"), an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 2,000 shares of the Company's common stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 1,000 shares at each Annual Meeting of Shareholders at which he continues to serve as a non-employee Board member, whether or not he is standing for re-election at that particular meeting. Each option has a term of 10 years and is exercisable immediately upon grant. On April 29, 1999, the date of the 1999 Annual Meeting of Shareholders, each non-employee Board member received an automatic option grant under the Director Plan for 1,000 shares of common stock with an exercise price of $9.5625 per share, the fair market value per share of common stock on the grant date. On October 12, 1999, Mr. Dodd received an automatic option grant under the Director Plan for 2,000 shares of common stock with an exercise price of $13.1875 per share, the fair market value per share of common stock on the date of the grant.

         No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

          BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

         The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 1999.


                                              VOTING POWER               INVESTMENT POWER
                                        --------------------------    ------------------------                  PERCENT
                                          SOLE         SHARED          SOLE         SHARED         TOTAL       OF CLASS
                                        ----------    ----------     ----------    ----------    ----------    ----------
Emily T. Andrews (1)                     874,615       80,000(2)     874,615      80,000(2)       954,615       6.6%
   600 Montgomery Street
   San Francisco, CA   94111

National Rural Electric                    -          856,000           -        856,000          856,000       5.9%
   Cooperative Association
   4301 Wilson Boulevard
   Arlington, VA   22203

Dimensional Fund Advisors Inc. (3)       999,821        -            999,821        -             999,821       6.9%
   1299 Ocean Avenue
   11th Floor
   Santa Monica, CA   90401

DePrince, Race & Zollo, Inc.           1,336,300        -          1,336,300        -           1,336,300       9.2%
   201 S. Orange Ave., Suite 850
   Orlando, FL   32801


     (1) Emily T. Andrews is the mother of Gordon P. Andrews. See the table disclosing Security Ownership of Management.

     (2) Represents shares for which Ms. Andrews shares voting and investing power with Mr. Pope and for which she disclaims beneficial ownership. See the table disclosing Security Ownership of Management.

     (3) Information provided in shareholder's Schedule 13G indicates that shares reported are owned by advisory clients of the company, no one of which owns more than 5% of such shares, and that the company disclaims beneficial ownership of all such shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth the compensation earned by each person who served as the Company's Chief Executive Officer during 1999, and each of the Company's other executive officers as of December 31,1999, for services rendered in all capacities to the Company and its subsidiaries for each of the last three years in which such person served as an executive officer. The individuals named in such table will be subsequently referred to as the "Named Executive Officers." Mr. Ralph Leverton is also included in such table on the basis of the salary he earned for the 1999 fiscal year although his employment with the Company terminated before the end of such fiscal year.


                                              SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                           ---------------------------------------------     -------------------------------
                                                                              OTHER
                                                                              ANNUAL          OPTIONS/        ALL OTHER
 NAME AND PRINCIPAL POSITION       YEAR      SALARY(1)      BONUS(1)       COMPENSATION        SARS        COMPENSATION(2)
---------------------------------  --------  ------------  -------------  -----------------   ----------   -------------------
Michael Flannery                   1999    $  413,444      $  344,470     $     -             54,193        $   5,000
President and                      1998       340,768           -               -                -              5,000
Chief Executive Officer            1997       292,700          90,586           -             30,000            4,750

Peter T. Pope (3)                  1999       288,718         201,608         81,454(4)        2,366          234,261(5)
Former Chief Executive             1998       471,268           -               -                -              5,000
Officer                            1997       449,666         162,359           -                -              4,750

Abram Friesen                      1999       216,430         180,000           -             20,000            5,000
Vice President-Division Mgr.       1998       187,605(6)        -             60,180(7)          -              2,400
Wood Products                      1997       177,711(8)       82,480           -             15,000            -

Maria M. Pope (9)                  1999       177,462         125,366           -             30,732            5,000
Vice President and                 1998          -              -               -                -              -
Chief Financial Officer            1997          -              -               -                -              -

Ralph Leverton                     1999       134,809           -             35,221(11)         -            242,632(12)
Former Vice President-             1998       167,042(13)       -            106,887(14)      10,000          403,030(15)
Division Mgr. Pulp Products        1997          -              -               -                -              -


     (1) Includes salary and bonus deferred under the Company's Tax Deferred Savings Plan.

     (2) Except as otherwise noted, consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each Named Executive Officer.

     (3) Mr. Pope retired as Chief Executive Officer from the Company in July 1999.

     (4) Consists of payment by the Company to Mr. Pope of earned vacation benefits upon his retirement and a $20,000 retirement gift.

     (5) Includes the full amount of the premium paid in 1999 under a split-dollar life insurance arrangement described more fully under "Employment Contracts, Change in Control Arrangements and Retirement Arrangements" below.

     (6) Mr. Friesen was relocated to Portland, Oregon on August 1, 1998. Mr. Friesen was compensated in Canadian dollars through July 31, 1998. From August 1, 1998 to December 31, 1998, Mr. Friesen was compensated in U.S. dollars. The 1998 compensation in Canadian dollars is reflected above in U.S. dollars using an exchange rate of .6517.

     (7) Includes payment by the Company of certain moving expenses incurred by Mr. Friesen in relocating to Portland, Oregon.

     (8) Mr. Friesen was compensated in Canadian dollars. The compensation above reflects the conversion to U.S. dollars using the year-end 1997 Canadian to U.S. exchange rate of .6992.

     (9)  Ms. Pope became Vice President and Chief Financial Officer in May
          1999.

     (10) Mr. Leverton was President and Chief Operating Officer of Harmac Pacific Inc. ("Harmac"), majority ownership of which was acquired by the Company on February 2, 1998. Mr. Leverton was named Vice President-Division Manager, Pulp Division in September 1998. Mr. Leverton resigned from the Company in July 1999.

     (11) Includes payment by the Company of certain moving expenses and earned vacation benefits of $30,555.

     (12) Includes payment of the remaining one-third of Mr. Leverton's Harmac severance allowance under the agreement described in Note 15 below and an additional severance payment of $45,345 representing three months of salary under a separation agreement with the Company.

     (13) Includes salary paid by Harmac from February 2 through August 31, 1998. Mr. Leverton's compensation was paid in Canadian dollars and is reflected above in U.S. dollars using an exchange rate of .6517.

     (14) Includes payment by the Company of certain moving expenses. Also includes payment of banked vacation benefits payable upon his transfer from Harmac of $52,333 which is reflected above in U.S. dollars using an exchange rate of .6517.

     (15) Upon the acquisition of a majority interest in Harmac by the Company, Mr. Leverton was entitled to elect to terminate his employment and to receive a severance allowance equal to three times the sum of his 1998 salary and the average of the bonuses paid to him in the three preceding fiscal years. In order to induce Mr. Leverton to provide continuity of management by remaining with Harmac after the acquisition of control by the Company, Harmac entered into an agreement with Mr. Leverton under which his employment contract was amended to provide for the immediate payment to him of two-thirds of the stipulated severance allowance, and for the further payment to him if his employment should be terminated, voluntarily or involuntarily, before July 31, 1999, of the remaining one-third. The amount stated under the heading also includes financial advisory expenses totaling $5,906 paid by Harmac on his behalf, as well as the contribution to a share purchase plan. This amount also includes contributions of $3,680 by the Company to the Tax Deferred Savings Plan.

STOCK OPTION GRANTS

         The following table contains information concerning the grants of stock options to the Named Executive Officers in 1999:


                                                 OPTION GRANTS IN 1999

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                              INDIVIDUAL GRANTS                                         ANNUAL
                ------------------------------------------------------------------------------      RATES OF STOCK
                   NUMBER OF           % OF TOTAL                                                         PRICE
                   SECURITIES           OPTIONS                                                     APPRECIATION FOR
                   UNDERLYING          GRANTED TO     EXERCISE OR                                    OPTION TERM (4)
                    OPTIONS            EMPLOYEES       BASE PRICE      GRANT      EXPIRATION         ---------------
                 GRANTED (1)(3)     IN FISCAL YEAR    (PER SHARE)       DATE          DATE           5%          10%
                -----------------   ---------------  -------------  -----------   ------------  -----------  -----------
Michael Flannery      40,000            0.14           $ 8.25        02/03/99      02/02/09      $207,535     $525,935
Michael Flannery      14,193(2)         0.05             5.25        02/19/99      02/18/09        46,861      118,755
Peter T. Pope          2,366(2)         0.01             5.25        02/19/99      02/18/09         7,812       19,797
Abram Friesen         20,000            0.07             8.25        02/03/99      02/02/09       103,768      262,968
Maria M. Pope          6,000            0.02             8.25        02/03/99      02/02/09        31,130       78,890
Maria M. Pope          3,549(2)         0.01             5.25        02/19/99      02/18/09        11,718       29,695
Maria M. Pope         20,000            0.07             9.56        04/29/99      04/28/09       120,276      304,803
Maria M. Pope          1,183(2)         0.01             8.13        05/14/99      05/13/09         6,049       15,328
Ralph Leverton        20,000            0.07             8.25        02/03/99      02/02/09       103,768      262,968


     (1) Options become exercisable for the option shares in 5 equal installments on the first 5 anniversaries of the grant date.

     (2) These options were originally granted prior to November 8, 1999 by Harmac, the Company's majority-owned subsidiary, to purchase Harmac stock. On November 8, 1999 the Company completed a transaction by which it acquired all remaining outstanding stock of Harmac. In connection with that transaction, all options to purchase Harmac stock were converted into options to purchase Company stock ("Harmac Replacement Options") based on the conversion rate applicable to Harmac minority shareholders in the transaction.

     (3) Each option (other than Harmac Replacement Options) becomes immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company's assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Under the terms of executive severance agreements, upon the termination of the optionee's employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, each option (including Harmac Replacement Options) will become immediately exercisable for all of the option shares. Option acceleration under the executive severance agreements will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. For further information concerning these option acceleration provisions, please see the section below entitled Employment Contracts and Change in Control Arrangements. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

     (4) The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company's common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information with respect to the Named Executive Officers concerning exercised options during 1999 and unexercised options held as of that fiscal year-end.


                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                  FY-END OPTION VALUES

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                     VALUE REALIZED          UNDERLYING UNEXERCISED               IN-THE-MONEY
                       SHARES       (MARKET PRICE AT           OPTIONS AT FY-END              OPTIONS AT FY-END (1)
                      ACQUIRED        EXERCISE LESS     ------------------------------- -------------------------------
       NAME          ON EXERCISE     EXERCISE PRICE)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------  -------------  ------------------  -------------  ---------------- --------------  ---------------
Michael Flannery            -              -               74,560          91,113        $  33,690        $ 504,170
Peter T. Pope               -              -              269,468           1,893          105,165           20,350
Abram Friesen               -              -               21,776          35,320           14,490          174,095
Maria M. Pope               -              -                2,780          37,352            4,640          233,949
Ralph Leverton              -              -                2,000            -                -                -


     (1) Based upon the market price of $16.00 per share, which was the closing selling price of the Company's common stock on the last day of the 1999 fiscal year, less the exercise price payable per share.

LONG-TERM INCENTIVE AWARDS

         The following table sets forth information with respect to a long-term incentive award made to a Named Executive Officer in 1999.


                                 LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                                       ESTIMATED FUTURE PAYOUTS
                                         PERFORMANCES OR OTHER PERIOD          --------------------------------------
               NAME                        UNTIL MATURATION OR PAYOUT              THRESHOLD             MAXIMUM
  -------------------------------     -------------------------------------    ------------------    ----------------
     Michael Flannery (1)                Each 20% increase in price
                                         of Company common stock                    $260,000            $780,000
     Peter T. Pope                                     -                               -                    -
     Abram Friesen                                     -                               -                    -
     Maria M. Pope                                     -                               -                    -
     Ralph Leverton                                    -                               -                    -


     (1) This award was approved on September 9, 1999 when the market price of the Company's common stock was $12.125. Stock price targets of $14.55 (120% of $12.125), $17.46 (120% of $14.55) and $20.95 (120% of $17.46)
          were established under the award. If and when the Company's common stock closes at or above each of the target price levels for 20 consecutive trading days, Mr. Flannery will be issued a number of shares of restricted common stock determined by dividing $260,000 by the closing price of the common stock on the 20th trading day. The restricted shares will be subject to forfeiture upon termination of employment and will vest for 10% of the shares on the date of issuance and for an additional 10% on each anniversary thereof until fully vested.

PENSION PLANS

         The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company's qualified defined benefit pension plan and the Company's Supplemental Executive Retirement Income Plan which provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code and other applicable limitations on qualified plan benefits. The estimated benefits are based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries and are not subject to offsets for Social Security retirement benefits:


                                                   PENSION PLAN TABLE

                                                  YEARS OF SERVICE
     FINAL AVERAGE         --------------------------------------------------------------------------------------------
        SALARY                   15                 20                 25                 30                 35
-----------------------    ---------------    ---------------    ---------------     --------------    ----------------
      $100,000            $   24,900         $   33,200          $   41,500         $   44,000         $  46,500
       125,000                32,400             43,200              54,000             57,125            60,250
       150,000                39,900             53,200              66,500             70,250            74,000
       175,000                47,400             63,200              79,000             83,375            87,750
       200,000                54,900             73,200              91,500             96,500           101,500
       225,000                62,400             83,200             104,000            109,625           115,250
       250,000                69,900             93,200             116,500            122,750           129,000
       300,000                84,900            113,200             141,500            149,000           156,500
       350,000                99,900            133,200             166,500            175,250           184,000
       400,000               114,900            153,200             191,500            201,500           211,500
       450,000               129,900            173,200             216,500            227,750           239,000
       500,000               144,900            193,200             241,500            254,000           266,500


         A participant's compensation covered by the Company's pension plan is his or her average salary for the five consecutive calendar plan years within the last 10 years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for fewer than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for Named Executive Officers as of the end of the last calendar year is as follows: Mr. Flannery, $490,008; Mr. Friesen, $217,656; Mr. Leverton, $217,656; and Ms. Pope, $216,000. The estimated years of service for each Named Executive Officer is as follows: Mr. Flannery, 13 years; Mr. Friesen, 12 years; Mr. Leverton, 25 years; and Ms. Pope, 4 years. For Mr. Leverton, years of service include years of service with Harmac. His benefit is calculated under the Company's formula and then offset with the Harmac benefit.

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL ARRANGEMENTS AND RETIREMENT ARRANGEMENTS

         The Company does not have any employment agreements with any of the Named Executive Officers. However, the Company has entered into severance agreements with each of the Named Executive Officers. Under the severance agreements, the executive officers will be entitled to certain benefits if their employment is involuntarily terminated (other than for cause) within 18 months following a change in control of the Company. Involuntary termination is defined in each severance agreement as the officer's involuntary dismissal (other than for cause) by the Company or the officer's resignation in connection with a material reduction in the officer's duties, a reduction in the officer's level of compensation by more than 20% or a relocation of the officer's principal place of employment by more than 50 miles.

         Upon such an involuntary termination, the officer will be entitled to the following severance benefits: (i) a cash severance payment equal to two times the officer's annual rate of base salary plus one times the officer's target bonus for the year in which such termination occurs, (ii) accelerated vesting of all outstanding stock options and (iii) continued health care coverage for the officer and eligible dependents for up to 18 months at the Company's expense. However, the total benefit package (as valued under the federal parachute tax laws and regulations) will be limited to 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

         Each severance agreement contains a detailed procedure for valuing the officer's total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer's services with the Company before involuntary termination.

         For purposes of each severance agreement, a change in control will be deemed to occur upon (i) the successful acquisition of securities possessing more than 25% of the total combined voting power of the Company's outstanding securities pursuant to a transaction or series of related transactions that the Board does not at any time recommend the Company's shareholders to approve, (ii) a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been members of the Board continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board, (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company or (iv) any merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately before such transaction.

         In the event benefits were to become due in the year ending December 31, 2000 under the severance agreements currently in effect for the Named Executive Officers, the maximum amounts payable would be as follows: Mr. Flannery, $1,130,188; Mr. Friesen, $644,335 and Ms. Pope, $362,872.

         In 1999, Mr. Pope waived his vested right to receive retirement benefits under the Company's Supplemental Executive Retirement Income Plan. These benefits would have paid $81,264 to him per year for life and then half of that amount to his surviving spouse for her life. Also in 1999, the Company entered into a split-dollar life insurance agreement with Maria M. Pope as trustee of a trust for the benefit of Mr. Pope's grandchildren (the "Trust"). Under this agreement, the Company will pay the premiums on a life insurance policy obtained by the Trust on the lives of Mr. Pope and his wife. The premiums equal $229,261 per year for seven years, or total premiums of $1,604,827. All premiums paid by the Company will be reimbursed by the Trust, without interest, in 2015 or earlier upon the death of Mr. Pope and his wife.

                    HUMAN RESOURCES AND NOMINATING COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

                          EXECUTIVE COMPENSATION REPORT

         The Human Resources and Nominating Committee of the Board of Directors has furnished the following report on executive compensation.

         It is the duty of the Human Resources and Nominating Committee to set the base salary of the Company's executive officers and to administer the Company's Stock Option and Appreciation Plan under which grants may be made to such officers and other key employees. In addition, the Human Resources and Nominating Committee administers the Company's Executive Incentive Plan under which the Company's executive officers and other key employees may earn bonuses each year based upon individual performance and the Company's attainment of specified performance goals.

                           GENERAL COMPENSATION POLICY

         The fundamental policy of the Human Resources and Nominating Committee in compensation matters is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. It is an objective of this policy to have a substantial portion of each officer's total annual compensation contingent upon the achievement of financial objectives and performance goals. Accordingly, each executive officer's compensation package is composed of three elements: (i) base salary that is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry that are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Human Resources and Nominating Committee and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an employee's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

         To facilitate the implementation of these policies, the Human Resources and Nominating Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

         FACTORS. The principal factors that were considered by the Human Resources and Nominating Committee in establishing the components of each officer's compensation package for 1999 are summarized below:

     - BASE SALARY. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at comparable companies, both inside and outside the industry. Within the forest products industry the peer group consists of 34 companies of which 20 are included in the Value Line Paper and Forest Products Index, which is included in the stock price performance graph on page 17. The base salary level for executive officers is generally at the median level determined for such individuals on the basis of the external salary data provided to the Human Resources and Nominating Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, with adjustments to each executive officer's base salary based upon salary increases paid by the Company's competitors, changes in duties and individual performance.

     - ANNUAL INCENTIVE COMPENSATION. An annual bonus may be earned by each executive officer under the terms of the Executive Incentive Plan, provided the Company's earnings for the fiscal year exceed 4% of shareholder equity, as measured at the start of that year. Bonuses under this program are based on the following factors: (i) the extent to which the company-wide performance objective was obtained, (ii) earnings achieved at the division level, for those executives who are division leaders rather than corporate officers and (iii) personal performance. The target bonus for each executive officer was established by the Human Resources and Nominating Committee at the start of the year, with the target bonus per executive officer set at 35% to 50% of base salary (in accordance with his or her position at the Company) and the maximum bonus limited to a range between 70% and 100% of base salary for the year. The after-tax earnings for the 1999 fiscal year exceeded the company-wide target by 12% and the bonuses paid for that year to each of the executive officers named in the Summary Compensation Table are indicated in the Bonus column.

     - LONG-TERM INCENTIVE COMPENSATION. In February 1999, the Human Resources and Nominating Committee approved the grants of stock options to each of the Company's executive officers under the Company's Stock Option and Appreciation Plan (see the table titled "Option Grants in 1999" on page 10). These grants are designed to align the interest of each executive officer with those of the Company's shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The option grant to each executive officer for the 1999 fiscal year was based on a competitive median level provided by the independent compensation consulting firm retained by the Company.

          Each option grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the date preceding the grant date) over a specified period of time (up to 10 years). The exercisability of these stock options generally vests in equal installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

                          DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of nonstatutory stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed $1 million. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1 million cap on deductibility, and it is the Company's current policy generally to grant options that meet those requirements.

                   COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         In setting the compensation payable to the Company's Chief Executive Officer, Mr. Flannery, the Human Resources and Nominating Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to individual and Company performance and stock price appreciation.

         The Chief Executive Officer's base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry that are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In setting the Chief Executive Officer's base salary, it is the intent of the Human Resources and Nominating Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1999 fiscal year, the Chief Executive Officer's base salary was set approximately at the median level in effect for chief executive officers at the surveyed companies. In February 2000, the Human Resources and Nominating Committee conducted its annual review of Mr. Flannery's base salary level and increased his base salary by 3.5% effective March 1, 2000. The increase was designed to maintain Mr. Flannery's base salary at approximately the median level for chief executive officers at the surveyed companies.

         On the basis of (i) exceeding the Company-wide target in 1999, and (ii) Mr. Flannery's individual performance during that year, the Human Resources and Nominating Committee awarded him a cash bonus under the Executive Incentive Plan in the amount of $344,470. Mr. Pope, Chief Executive Officer through July 1999, was also awarded a cash bonus under the Executive Incentive Plan in the amount of $201,608.

         In February 1999, the Human Resources and Nominating Committee granted Mr. Flannery options to purchase 40,000 shares of the Company's common stock under the Stock Option and Appreciation Plan. The option was based on an evaluation of competitive median grant levels prepared and reported to the Human Resources and Nominating Committee by the independent compensation consulting firm retained by the Company.

         In an effort to improve shareholder, Board and employee views of Mr. Flannery's long-term commitment to the Company's success, the Board approved in September 1999 an initiative to increase Mr. Flannery's stock ownership. The goal of the initiative is for Mr. Flannery to increase his ownership of Company stock over a period of ten years to a number of shares valued at approximately 3 times his base salary. He is encouraged to increase his ownership by doing the following: (i) investing 50% of his after-tax annual bonus in Company common stock; and (ii) after any stock option exercise, retaining at least 50% of the after-tax stock option gain in Company common stock. As part of this initiative, the Board approved the award to Mr. Flannery of restricted stock based on 20% increases in the Company's stock price as described in the section entitled Long-Term Incentive Awards.

                      HUMAN RESOURCES AND NOMINATING COMMITTEE

          Gordon P. Andrews                           Hamilton W. Budge
          Kenneth G. Hanna                            Robert Stevens Miller, Jr.
          Brooks Walker, Jr.

                             STOCK PERFORMANCE CHART

         The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five fiscal-year period ended December 31, 1999 with the cumulative total return on the Russell 2000 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 1994 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                       COMPARATIVE FIVE-YEAR TOTAL RETURNS


GRAPH PLOT POINTS
NAME                                 1994             1995              1996             1997             1998             1999
POPE & TALBOT INC                  100.00            87.73            110.45           109.70            64.96           130.50
Russell 2000 Index                 100.00           128.44            149.55           182.75           177.76           209.46
Paper & Forest Products            100.00           118.55            138.57           161.14           150.41           226.97



         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Executive Compensation Report and the preceding Stock Performance Chart shall not be incorporated by reference into any such filings; nor shall such Report or Chart be incorporated by reference into any future filings.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

         Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1999 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners, except that (1) Mr. Hanna filed a late report with respect to an acquisition of 1,900 shares by an entity of which Mr. Hanna is the sole shareholder, (2) Mr. Dodd's initial statement of beneficial ownership on Form 3 was filed late, and (3) Hugo G.L. Powell, a former director of the Company, filed one late report in which five transactions in which he acquired beneficial ownership of Company stock were reported late.

                                 PROPOSAL NO. 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of the Audit Committee of the Board, appointed Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000, subject to ratification by the shareholders at the Annual Meeting. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote by the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request the shareholders' ratification. If the shareholders do not ratify this appointment, the Board of Directors will reconsider such selection.

                              SHAREHOLDER PROPOSALS

         The Company's bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2001 Annual Meeting of Shareholders, the shareholder's notice must be received at the Company's principal executive office no later than January 29, 2001. In addition, any shareholder proposal to be considered for inclusion in the Company's proxy statement for the 2001 Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 29, 2000.

                             SOLICITATION OF PROXIES

         The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

                        ANNUAL REPORT - FINANCIAL MATTERS

         The Annual Report to Shareholders covering the operations of the Company for the year 1999, including financial statements, is enclosed herewith. Copies of the 1999 Annual Report and Annual Form 10-K, including financial statements and schedules filed with the SEC, may be obtained from Ms. Maria M. Pope, Vice President and Chief Financial Officer, Pope & Talbot, Inc., P.O. Box 8171, Portland, Oregon 97207.

                                      By order of the Board of Directors

                                      Maria M. Pope
                                      Vice President, Chief Financial Officer
                                      & Secretary

March 24, 2000

                              POPE & TALBOT, INC.
                                    PROXY

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 27, 2000

The undersigned hereby appoints Charles Crocker, Kenneth G. Hanna and Lionel
G. Dodd, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc. to be held on April 27, 2000 and at any adjournments thereof:

-------------------------------------------------------------------------------
                               FOLD AND DETACH HERE

WITH  WITHOUT
/ /     / /    1. Authority to vote for the following nominees to the Board of
                  Directors to serve three-year terms, as described in the accompanying Proxy Statement (THE BOARD OF DIRECTORS FAVORS A VOTE WITH AUTHORITY):

                  GORDON P. ANDREWS, PETER T. POPE, BROOKS WALKER, JR.

                                                           FOR  AGAINST  ABSTAIN
2. The proposal to ratify the selection of Arthur Andersen / /    / /      / /
   LLP to continue as independent certified public accountants for the year 2000. (THE BOARD OF DIRECTORS
   RECOMMENDS A VOTE FOR): and

3. In their discretion, upon any such other matters as may properly come before the meeting.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

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                                      UNLESS OTHERWISE SPECIFIED, THE PROXIES
                                      ARE GRANTED THE AUTHORITY TO VOTE FOR
                                      THE ELECTION OF ALL OR ANY OF THE NOMINEES
                                      FOR DIRECTOR AND FOR PROPOSAL 2.

                                      PLEASE DATE, SIGN AND RETURN THIS PROXY
                                      IN THE ENCLOSED ENVELOPE.


______________________________________________________  Dated: __________, 2000
Please sign here exactly as name(s) appear(s) hereon. (When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.)

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                          FOLD AND DETACH HERE